Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Independent Registered Public Accountant" in the Statement of Additional Information dated May 1, 2022 and included in this Post-Effective Amendment No. 42 to the Registration Statement (Form N-4 No. 33-69712) of Symetra Separate Account C (the “Registration Statement”).

We also consent to the incorporation by reference therein of our report dated March 26, 2020, with respect to the statutory-basis financial statements of Symetra Life Insurance Company, included in the Form N-VPFS for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
April 27, 2022